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                                                                 EXHIBIT (a)(12)


                                  PRESS RELEASE


NEWS For Immediate Release

CONTACTS
Catharina Sundelin                          Geri L. Schanz
Director of Information & Investor          Director of Marketing Communications
  Relations Telelogic AB                    Continuus Software Corporation
Phone: +46 40-17 47 30                      Phone: 949.885.2512
E-mail: catharina.sundelin@telelogic.com    E-mail: geri_schanz@continuus.com


Telelogic AB Announces Successful Completion of Subsequent Offer Period; More Than 90% of Continuus Software Issued and Outstanding Shares Validly Tendered

MALMO, SWEDEN -- DECEMBER 6, 2000 -- Telelogic AB (Stockholm Stock Exchange:
TLOG) and Continuus Software Corporation (Nasdaq: CNSW) jointly announced today the expiration of the subsequent offering period to the previously announced cash tender offer by a wholly owned subsidiary of Telelogic AB to purchase all outstanding shares of common stock, par value $0.001 per share, of Continuus Software Corporation, at a price of $3.46 per share, net to the seller in cash, without interest thereon.

The subsequent offering period to the tender offer expired, as scheduled, at 5:00 p.m., New York City time, on Tuesday, December 5, 2000. As of the expiration of the subsequent offering period to the tender offer, based on information provided by the depositary for the tender offer, approximately 10,056,265 shares, representing approximately 90.66% of Continuus Software Corporation's issued and outstanding shares of common stock, were validly tendered. An additional 33,000 shares of common stock were tendered pursuant to Notices of Guaranteed Delivery. Pursuant to the terms of the offer, Telelogic AB has accepted for payment, and will promptly pay for, all shares of common stock validly tendered in the offer.

Telelogic AB will acquire the remaining outstanding shares of Continuus Software Corporation common stock pursuant to a merger of its wholly owned merger subsidiary with and into Continuus Software Corporation. No further action is required by the remaining stockholders of Continuus Software Corporation to effect the merger. As a result of the merger, the remaining outstanding shares of Continuus Software Corporation common stock (except for shares held by Continuus Software Corporation, Telelogic AB or any of its subsidiaries, or by shareholders exercising dissenters' rights under Delaware law, if available) will be converted into the right to receive $3.46 in cash, without interest, and Continuus Software Corporation will thereby become a wholly owned subsidiary of Telelogic AB.

ABOUT TELELOGIC

Telelogic is established in thirteen countries under its own name, and a further 20 countries through distributors. It leads the market in development environments for advanced software, especially in real-time applications. By offering high quality graphical development tools and related services, Telelogic makes the development of software more rapid, less labor intensive, and more reliable.


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The company has a global client base, including all the top 10 communication suppliers such as Alcatel, Cisco, Ericsson, Fujitsu, Hewlett-Packard, Lucent, Motorola, NEC, Nokia, Nortel Networks and Siemens, as well as a number of leading suppliers within automotive and aerospace.

The software market is moving towards more visual programming methods, and Telelogic leads in the production of the next generation of development tools, in this area. Telelogic is well prepared to deliver rapid and complete solutions for the complex challenges faced by the real-time industry.

For more information about Telelogic, please visit www.telelogic.com.

ABOUT CONTINUUS

Continuus Software Corporation is the leading provider of eAsset Management solutions. eAsset Management enables organizations to develop, enhance, deploy and more effectively manage their teams building Internet and enterprise software and content-based systems. Continuus products enable organizations to improve the quality of their eAssets and to reduce the time it takes to deliver Internet and software applications. Continuus offers eAsset Management solutions, consisting of Continuus CM Synergy, Continuus WebSynergy, Continuus ChangeSynergy, and Continuus KnowledgeSynergy, designed to support the collaborative development, management, approval and deployment of the most complex and demanding software, Internet applications and Web content.

The company also offers its customers professional services through the eAsset foundation methodology that include consulting, training and maintenance services to facilitate successful implementations. Continuus has licensed its products to more than 585 customers, 1,000 sites and 60,000 users worldwide.

For more information on Continuus: in the United States, call 949.830.8022; in Canada, call 613.751.4499; in the United Kingdom, call 44.1344.788.100; in Germany, call 49.89.54.8880; in France, call 33.1.69.59.1616; in Australia call 61.2.9904.6033, or visit its Web site at www.continuus.com.

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THIS ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO
SELL SHARES. TELELOGIC HAS FILED A TENDER OFFER STATEMENT WITH THE SEC AND CONTINUUS HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS OF BOTH TELELOGIC AND CONTINUUS ARE URGED TO READ EACH OF THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REFERENCED IN THIS PRESS RELEASE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED BY TELELOGIC AND CONTINUUS WITH THE SEC AT THE SEC'S WEB SITE AT WWW.SEC.GOV.

THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT AND THESE OTHER DOCUMENTS MAY ALSO BE OBTAINED FREE FROM CONTINUUS OR BY CONTACTING D.F. KING & CO., THE INFORMATION AGENT, AT (800) 714-3311.


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